Exhibit 10.1

Execution Copy

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”)**

LICENSE AGREEMENT

This License Agreement (the "Agreement"), dated as of May 20, 2015 by and between Dekel Pharmaceuticals Ltd., corporate number 51-419250-9, a private company incorporated under the laws of Israel (the “Licensor”), and Therapix Biosciences Ltd., company number 51-358165-2, a public company whose shares are listed for trading on the Tel Aviv Stock Exchange ("TASE" and collectively, the “Licensee”). Licensee, on the one hand, and Licensor, on the other, may each individually be referred to in this Agreement as a “Party” and collectively referred to in this Agreement as the “Parties”.

WITNESSETH:

WHEREAS, Licensor is the sole owner of certain technology, know-how, information, materials, and results relating to PEA combination drug therapies technology, as more fully described below; and

WHEREAS, Licensor has offered to Licensee, and Licensee is desirous of obtaining from Licensor, an exclusive, irrevocable, worldwide, royalty-bearing, sublicensable license for the use of the Licensed Technology, all on the terms and conditions hereinafter set forth; and

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1.	"Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.2.	"First Commercial Sale" will mean the first sale of a Licensed Product by the Licensee after receipt of all governmental and other regulatory approvals required to market and sell the Licensed Product have been obtained in the country in which such Licensed Product is sold.

1.3.	"Licensee's Development Obligation" shall mean the obligations imposed on Licensee in accordance with Section 4.

1.4.	"Licensed Know-How" shall mean any information, knowledge, ancillary materials, results, devices trade secrets, inventions, know-how, data, processes, techniques, procedures, compositions, materials, devices, methods, formulas, protocols and information, whether or not patentable, together with any documentation, data, information or other materials related, covered or used by the Licensed Patents, and all improvements, updates, derivatives, modifications and enhancements thereto made by Licensor by the Effective Date (if any).

1.5.	“Licensed Patents” shall mean (i) the U.S., foreign or international patent and/or patent applications set forth on Exhibit A attached hereto, (ii) the Patent Rights, and (iii) any and all patent rights covering the Licensed Know-how. Exhibit A shall include and shall be updated from time to time to reflect inclusion of new Licensed Patents.

1.6.	"Licensed Product" shall mean any product that comprises, contains or incorporates the Licensed Technology.

1.7.	"Licensed Technology" shall mean the Licensed Patents and Licensed Know-How, and other intellectual property owned by or licensed to Licensor related thereto.

1.8.	"M&A Transaction" shall mean a transaction or series of transactions involving (i) a sale or transfer of all or substantially all of the assets of the Company, (ii) a sale or transfer of all or substantially all of share capital, (iii) a merger or consolidation, (iv) dissolution or liquidation, or (v) the consummation of any transaction or series of related transactions having similar effect as any of the foregoing.

1.9.	"Net Sales" shall mean the gross amount invoiced by or on behalf of Licensee, on sales of products under the License, less the following reasonable and customary deductions: (i) all trade, cash and quantity credits, discounts, refunds or rebates to the extent actually allowed and taken; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; (iii) prepaid freight, sales taxes, duties and other governmental charges (including value added tax) to the extent separately stated on the invoice, and (iv) credits for uncollectible amounts on previously sold products, provided that reasonable efforts have been made to collect such amounts and provided that such amounts have been written off on Licensee's books in accordance with generally accepted accounting principles.

1.10.	"Patent Rights" shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.11.	"Special Consideration" shall mean the consideration detailed under Section 3.3.

1.12.	"Sublicense Receipts" shall mean the gross amount actually received by Licensee from a third party to whom Licensee, at its sole discretion, granted any rights under the License with respect to the development, manufacturing, marking, sale or distribution of any rights under the License, except for limited, revocable, non-exclusive licenses granted to subcontractors in the ordinary course of business for the sole purpose of provision of services to Licensee, and which is not Net Revenues. Sublicense Receipts specifically exclude (i) any amounts received as grants in connection with government programs, or otherwise as research grants from national or international not-for-profit funding bodies, or in connection with an M&A Transaction, (ii) reimbursement for patent expenses, and (iii) payments committed to cover costs actually incurred by Licensee under, and in accordance with detailed budgets and workplans included in sublicense agreement with Sublicensees.

1.13.	"Transaction Consideration" shall mean the consideration detailed under Section 3, along with Licensee's Development Obligation.

2.	LICENSE

2.1.	As of the Effective Date (as defined below), Licensor hereby grants to Licensee and Licensee hereby accepts, an exclusive, irrevocable, worldwide, royalty-bearing, sublicensable license for the purpose of research and development, manufacturing, sale, distribution, marketing and commercialization of the Licensed Technology and the Licensed Products,(the “License").

Licensor shall freely develop, manufacture, sell, distribute and commercialize any of its intellectual property (the "Licensor's Activity"), provided, however, that (i) such intellectual property is not incorporated or covered by the Licensed Technology; and (ii) such Licensor's Activity shall not result in a product which competes with the Licensed Product.

2.2.	Sublicense Rights. Licensor grants to Licensee the right to grant sublicenses of any right under the License to third parties (each a "Sublicensee"), provided that: (i) Licensee has notified Licensor in writing of the sublicense of rights to each Sublicensee; (ii) a sublicense will be no broader than the License and shall contain, inter alia, restrictions on use of the License and other applicable requirements as severe as those imposed on Licensee herein. In the event that this Agreement is terminated, Licensor will accept existing Sublicensees in good standing at the date of termination and will enter into a direct license agreement with the sublicense at the terms and conditions of the sublicense. Licensee shall be obligated to enforce the terms and restrictions on use of the License against any Sublicensee.

2.3.	Licensor shall, at Licensee’s reasonable request, provide to Licensee assistance, including consultation of Licensor’s personnel, with respect to the License, including in connection with application of the Licensed Technology to Licensee’s technology and commercialization of the Licensed Products.

2.4.	The Parties hereby agree that the execution, delivery and performance of this Agreement and any of the provisions hereof are subject to (i) the receipt of approval by all relevant organs of both Parties according to the Companies Law and any applicable regulations; (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and the TASE (and the OTCQB, if required); and (iii) with respect to Licensee, an investment in the Licensee, whether by Licensor or by a third party, in one or multiple transactions, in the aggregate amount not lower than US$ 350,000. The License granted hereby shall become effective as of the attainment of the later of sub-Sections (i)-(iii) above (the "Effective Date").

3.	LICENSE CONSIDERATION

3.1.	Immediately following the Effective Date, Licensee shall be issued with 200,000 Ordinary Shares of Licensee, par value NIS 0.01 per share (the "Ordinary Shares"), at a price per share equal to NIS 0.5 (the "Upfront Payment").

The value of the Upfront Payment shall be NIS 100,000, and shall be set off against the Royalty Payments detailed under Section 3.3.

3.2.	Option(s).

3.2.1 Immediately following the Effective Date, Licensee hereby grants Licenser an option to purchase Ordinary Shares of Licensee, in an aggregate purchase price of up to US$ 500,000, at an exercise price of NIS 0.5 per share (the "Initial Option"). Licensor shall notify the Licensee with respect to the exercise of the Initial Option by providing the Licensee with an written notice with respect to such exercise. Unless exercised in accordance with this Section 3.2.1, the Initial Option shall expire within 90 days following the Effective Date (the "Initial Option Expiration Date").

3.2.2 In the event that Licensor elected to exercise its Initial Option in accordance with Section 2.2.1 above, Licensee shall grant the Licensor with an additional option to purchase Ordinary Shares of Licensee, according to which Licensor shall be entitled to purchase up to 4 additional Ordinary Shares, at an exercise price equal to NIS 0.65, for each Ordinary Share it purchased under the Initial Option (the "Additional Option"). The Additional Option shall be limited to an aggregate purchase price of US$ 2,000,000, and the number of shares underlying the Additional Option shall be reduced accordingly.

Licensor shall notify the Licensee with respect to the exercise the Additional Option by providing the Licensee with a written notice with respect to such exercise. The Additional Option shall expire within 12 months following the Initial Option Expiration Date.

3.2.3 Notwithstanding anything to the contrary herein, Licensor hereby acknowledges that the exercise of the Initial Option and/or of the Additional Option (or part thereof) might be subject to Tender Offer regulation, as prescribed under the Companies Law and regulations promulgated thereof. Licensor hereby agrees to abide and comply with such rules and regulations, as applicable.

3.3.	Royalty Payments.

Licensee shall pay Licensor the amounts set forth in this Section 3.3. Such amounts shall be payable, on a Licensed Product-by-Licensed Product and country-by country basis until the later of (i) ten (10) years from the date of the First Commercial Sale of such Licensed Product in such country, and (ii) the last to expire or terminate of any of the Patent Rights in such country:

3.3.1 Net Sales. Licensee shall pay Licensor an amount equal to 8% of Net Sales.

3.3.2 Sublicense Receipts. Licensee shall pay Licensor an amount equal to 35% of Sublicense Receipts.

3.3.3 Milestone Payments. Licensee shall pay Licensor the following milestone payments:

3.3.3.1 Upon the Licensee's success of pre-clinical studies with Licensed Product, Licensee shall pay Licensor an amount equal to US$ 25,000, either by cash or equity equivalent based on NIS 0.5 per Ordinary Share, at Licensee's sole discretion;

3.3.3.2 Upon the Licensees success of a phase 1/2a study with the "entourage molecules" with Licensor's PEA based formulation, Licensee shall pay Licensor an amount equal to US$ 75,000, either by cash or equity equivalent based on NIS 0.5 per Ordinary Share, at Licensee's sole discretion; and

3.3.3.3 Upon the earlier of (i) generating net revenues of at least US$ 200,000 from the commercialization of the Licensed Product by Licensee; or (ii) approval of the FDA/EMA of a drug product based on the Licensed Product – an amount equal to US$ 75,000, either by cash or equity equivalent based on NIS 0.5 per Ordinary Share, at Licensee's sole discretion.

3A. Reports.

3A.1. Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Licensee first receives Net Sales, Licensee shall deliver to Licensor a report, certified by Licensee's Chief Financial Officer, containing the following information:

(i)	The number of units of Licensed Products sold by Licensee or its Sublicensees to independent third parties in each country for the applicable Calendar Quarter;

(ii)	The gross amount billed for Licensed Products sold by Licensee or its Sublicensees during the applicable Calendar Quarter in each country;

(iii)	A calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(iv)	The total amount payable to Licensor in US Dollars with respect to the Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

3A.2. In addition to the reports delivered pursuant to Section 3A.1, Licensee shall notify Licensor in writing within thirty (30) days of the receipt of any Sublicense Receipts. Licensee shall remit to Licensor all amounts due with respect to such Sublicense Receipts within sixty (60) days of the receipt of such Sublicense Receipts by Licensee.

4.	ANTI-SHELVING AND COMMERCIALIZATION

4.1.	The Licensee undertakes, at its own expense, to use its commercially reasonable efforts to lead, manage and fund activities, costs and expenses in connection with the Licensed Technology formulation development and maintenance, including, without limitation, pre-clinical studies, GM manufacturing, clinical testing and patent filings and persecutions of the Licensed Technology, by a total annual investment cap of [THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION], or in accordance with an annual research and development plan and budget, which shall include, inter alia, timeframes and development milestones, to be mutually agreed on between the Parties (the "Development Plan").

4.2.	Licensee shall be entitled, from time to time, to make such adjustments to the Development Plan as the Licensee believes, in its good faith judgment, are needed in order to improve the Licensee's ability to meet the development milestones under the Development Plan (the "Development Milestones"). Licensee shall notify Licensor promptly regarding material changes to the Development Plan. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Licensee shall not be entitled to make any material change the Development Milestones or the time frames for achieving the Development Milestones without Licensor's prior written consent which shall not be unreasonably withheld. If Licensor has not approved or rejected the request within 30 days as of submission by the Licensee, such request shall be deemed approved. Any consent by Licensor shall not be required in connection with a Development Milestone delayed or revised due to a decision or recommendation of a regulatory agency.

4.3.	Within sixty (60) days after the end of each calendar year, the Licensee shall furnish Licensor with a written report on the progress of its efforts during the prior year to develop and commercialize the Licensed Product.

4.4.	If the Licensee materially breaches any of its obligations pursuant to Sections 4.1 or 4.2 above or pursuant to the Development Plan or Development Milestones (and such breach is not remedied or approved by Licensor according to Sections 4.2 or 4.2 above), the provisions of Section 11.2.2 below shall apply with respect to such breach.

5.	PATENT PROSECUTION AND MAINTENANCE

5.1.	Prosecution. Licensee will, at its own costs and expenses, be solely responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the Licensed Technology. Licensee will instruct its patent counsel to copy Licensor on any patent application or notice of each official action of any patent office (including but not limited to office actions, payment of fees, abandonment of applications etc.). Licensor will have the right, but not the obligation, to propose changes to any filing and responses, which Licensee will consider (and Licensee will direct the patent counsel to consider) prior to submitting the patent application or the response to office action.

5.2.	Notwithstanding the foregoing, and only in the event that Licensor decides, at its sole discretion, to abandon a patent or patent application or not to file a patent application in specific countries, Licensee shall have the right, but not the obligation, to make decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents, at its own costs and expense. Licensor shall notify Licensee of any such decision within a commercially reasonable period of time and at least ten (10) business days before any official dead-line. Any costs and expenses paid by Licensee toward the preparation, filing, prosecution and maintenance of such patent applications and patents will be set-off against the Special Consideration and reduce Licensee's payment obligation accordingly.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Warranties by Licensor.

6.1.1 Licensor hereby represents and warrants that (i) the Licensed Technology does not infringe upon or make unauthorized use of any intellectual property rights of any third party, and that the Licensed Technology is free and clear of all claims, security interests, charges, liens, encumbrances or other adverse claims or third party rights; (ii) Licensor has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation; (iii) Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Technology; (iv) there are no superior rights which would prevent Licensee from fully exercising its rights under the License; (v) there is no action, suit, claim, hearing, arbitrations or other legal proceeding or investigation by or before any entity of any nature pending or threatened against the Licensor, in relation to the Licensed Technology.

6.1.2 Licensor hereby further represents that it has not granted any rights to third parties in additional patents developed alone or jointly with others, which may be commercially competitive with the patents and patent applications under the Licensed Technology.

6.1.3 There are no amounts that shall be required to be paid by Licensor or by any other related party to any third party as a result of the exploitation of the Licensed Technology.

6.1.4 Each person who is an inventor of or who has or has had any rights in the Licensed Technology has assigned and has executed an agreement assigning its entire right, title, and interest in such to the Licensor in all countries and jurisdictions applicable.

6.1.5 All applicable information in connection with the Licensed Technology has been kept confidential or has been disclosed to third parties only under terms of confidentiality. No breach of such confidentiality has been committed by any third party.

6.1.6 The representations and warranties of Licensor in this Agreement, and the information, documents and materials furnished to Licensee in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

6.2.	Mutual Representations, Warranties and Covenants.

Licensor and Licensee each represents and warrants to the other, as of the Effective Date that:

6.2.1 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby do not violate: (i) such Party’s Articles of Association or other organizational documents; (ii) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound; (iii) any requirement of any applicable law; or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental entity presently in effect applicable to such Party.

6.2.2 This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

7.	CONFIDENTIALITY

7.1.	Licensee shall not disclose to others any information and data relating to the objects and contents of the Licensed Technology to others or use such information except as necessary to exercise its rights under this Agreement and the License. Licensor shall not disclose to others any information or data relating to Licensee’s technology or business, which comes to Licensor’s knowledge in connection with this Agreement, or use such information except in performing its obligations hereunder.

7.2.	Excluded from the foregoing undertaking of confidentiality is (i) information which is in the public domain at the date of the signing hereof or which becomes part of the public domain thereafter other than through the receiving party’s violation of any of the provisions of this Agreement; (ii) information in the receiving party’s possession prior to disclosure by the other party, as evidenced by the receiving party’s written records; (iii) information received by the receiving party from an independent third party who has no obligation of confidentiality to disclosing party; and (iv) information independently developed by, as evidenced by the receiving party’s written records, or for, the receiving party, provided that the third party independently developing such information has no obligation of confidentiality to disclosing party. Licensee may disclose to its personnel, agents and subcontractors, confidential information as shall be necessary for the exercise by it of its rights or obligations under this Agreement, provided that such persons shall agree to be bound by a similar undertaking of confidentiality.

7.3.	A disclosure by the receiving party of confidential information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that the receiving party shall provide the disclosing party with prompt prior written notice ,as soon as legally permissible, to enable the disclosing party to seek a protective order or otherwise prevent or contest such disclosure.

7.4.	The Parties shall keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third party, nor issue any statements or releases pertaining to this Agreement or the Parties’ discussions, without the other Party’s prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the above, Licensor specifically acknowledges and understands that Licensee is a public company traded on the Tel-Aviv Stock Exchange. Accordingly, (a) Licensee's Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations; and (b) Licensee is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' engagement, such disclosure not to be deemed a breach of this Section, provided that such disclosures are limited to those required and are provided to Licensee for comment a reasonable time in advance of such disclosures.

For the purpose of this Section, "Confidential Information" shall mean all ideas, data and information of any kind, including, without limitation, technology, know-how, technical data, products, works of authorship, assets, operations, contractual relationships, business plans or any other aspect of a Party's business or technology, disclosed, provided or otherwise made available by one Party to the other.

7.5.	Notwithstanding anything to the contrary herein, Licensee shall be entitled to disclose this Agreement to potential investors subject to standard confidentiality obligations, and such disclosure shall not be deemed breach of this Agreement.

7.6.	The termination of this Agreement for whatever reason shall not release the parties from any of its obligations under this Section 7.

8.	TITLE

8.1.	Subject to the License, all right, title and interest in and to all ideas, methods, processes, techniques and know-how comprising the Licensed Technology and any documents or other materials containing Licensed Technology shall vest in Licensor exclusively.

8.2.	It is hereby expressly agreed that all right, title and interest in and to the ideas, methods, developments, modifications, improvements, processes, techniques and know-how made or developed by Licensee and which are based on the Licensed Technology (the "Developments") shall vest in Licensee exclusively. It is further agreed that results of all experimentation and clinical trials relating to any of Licensee’s proprietary technology, no matter by whom performed, including but not limited to results gained from experiments relating to the use of the Licensee’s proprietary technology together with the Licensed Technology, shall vest solely in Licensee.

8.3.	All ideas, methods, processes, techniques and know-how made or developed by Licensee prior to and/or in the course of or related to the performance of this Agreement and/or exercise of the Licensee shall vest in Licensee exclusively.

9.	INFRINGEMENT

9.1.	Licensor will indemnify Licensee against any cost, liability and expense (including reasonable counsel fees) sustained by it in connection with any claim, suit or proceeding brought by any third party based on a claim that the Licensed Technology infringes a patent, copyright, trademark or other intellectual property right of any third party; provided, however, that Licensee shall:

(i)	Give Licensor prompt written notice, as soon as legally permissible, of any such claim, suit or proceeding;

(ii)	Reasonably cooperate with Licensor in relation to any such claim, suit or proceeding by way of, inter alia, the provision of assistance, information and authority necessary to perform the above.

9.2.	Licensee may, at Licensee's sole discretion, set off such indemnified amounts due by Licensor to Licensee against the Transaction Consideration.

10.	INDEMNIFICATION; LIMITATION OF LIABILITY

10.1.	Indemnification by Licensor. Subject to the provisions of this Section 10, Licensor agrees to defend, indemnify and hold harmless Licensee and its directors, officers, agents, employees, successors and assigns, from and against any and all actions, causes of action, judgments, awards and liabilities (collectively, the “Losses”) to the extent arising from or relating to (i) any breach by Licensor of any of its covenants or provisions contained in this Agreement; and (ii) any breach of any warranty or representation of Licensor contained in this Agreement. Notwithstanding anything to the contrary herein, Licensor shall not be liable under this Section 10 with respect to any Losses directly attributable to the gross negligence or willful misconduct of Licensee or to any breach by Licensee of any of its covenants or agreements, warranty or representation contained in this Agreement.

10.2.	Indemnification by Licensee. Subject to the provisions of this Section 10, Licensee agrees to defend, indemnify and hold harmless Licensor and its respective directors, officers, agents, employees, successors and assigns, from and against any and all Losses to the extent arising from or relating to the exercise by Licensee of the License or any other rights granted herein. Notwithstanding anything to the contrary herein, Licensee shall not be liable under this Section 10 with respect to any Losses directly attributable to the gross negligence or willful misconduct of Licensor or to any breach by Licensor of any of its covenants or agreements, warranty or representation contained in this Agreement.

10.3.	To invoke the indemnification undertakings provided for herein, the Party seeking indemnification (the “Indemnified Party”) shall give prompt notice in writing after any such claim, demand or proceeding becomes known to the Party from which indemnification is sought (the “Indemnifying Party”) The Indemnifying Party shall have the sole discretion to settle any claims without the respective Indemnified Party’s consent (unless such settlement would require such Indemnified Party to make any unindemnified payment or adversely affect its rights, including but not limited to any of its rights in or to the Licensed Technology, the Developments and other intellectual property rights, as applicable, in which case the written consent of the Indemnified Party shall be required prior to such settlement, and such consent shall not be unreasonably withheld). The Indemnifying Party shall have the sole right to retain and select counsel to represent its interests in defending any claim as part of its indemnification obligation and such Party shall fully control such defense at its sole cost and expense. Upon request and at the Indemnifying Party’s sole cost and expense, the Indemnified Party shall provide reasonable assistance necessary to defend any claim. In the case of a final award of damages in any such matter, the Indemnifying Party shall pay such award, but shall not be responsible for any settlement made without its prior written consent, which shall not be unreasonably withheld.

10.4.	Limitation on Liability. Except in connection with fraud or intentional misrepresentation on the part of either Party, the aggregate liability of the Licensee under this Agreement or any document or certificate executed or delivered in connection with this Agreement shall not exceed the aggregate amount actually paid by Licensee to Licensor under this Agreement.

10.5.	No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES OR ATTORNEYS FEES OR COSTS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS IN CONNECTION WITH INTELLECTUAL PROPERTY AND CONFIDENTIALITY.

11.	TERM AND TERMINATION

11.1.	The term of this Agreement shall commence on the Effective Date and hall continue in full force and effect unless earlier terminated as provided in this Article 11.

11.2.	Termination

11.2.1 Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to the Licensor.

11.2.2 Termination for Default. In the event that either Party commits a material breach of its obligations under this Agreement and such party fails to cure such breach within one hundred and twenty (120) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

11.2.3 Termination for Bankruptcy. Each Party may terminate this Agreement upon notice to the other Party if such other Party (a) suffers bankruptcy proceedings under any law which is not dismissed or stayed within ninety (90) days; (b) is adjudicated insolvent or bankrupt, which adjudication is not dismissed within one hundred and twenty (120) days; (c) admits in writing its inability to pay a significant portion of its debts; (d) voluntarily has a custodian, receiver or trustee appointed for it or substantially all of its assets; or (e) involuntarily has a custodian, receiver or trustee appointed for it or substantially all of its assets, which custodian, receiver or trustee is not discharged within ninety (90) days.

11.3.	Effect of Termination.

11.3.1 Termination of Rights. Upon termination of this Agreement by either Party pursuant to any of the provisions of Section 11.2, the rights granted to Licensee by Licensor under the License shall terminate and the Licensed Technology shall be reverted to Licensor ("Termination Effect"). The Licensee shall return or transfer to Licensor, within forty five 45 days of termination of the License, all material, in soft or hard copy, relating directly to the Licensed Technology (other than Developments which shall be subject to the provisions of Section 11.3.2 below), and it may not make any further use thereof.

11.3.2 Notwithstanding anything to the contrary, in the event that the Transaction Consideration due to Licensor during the first year as of the Effective Date is not duly paid by Licensee, in addition to the Termination Effect, all intellectual property under the License, including any Developments (as defined above), shall be licensed to Licensor by Licensee, and licensor shall pay to Licensee the applicable Special Consideration, mutatis mutandis.

11.3.3 Notwithstanding anything to the contrary herein, in the event that Licensee terminates this Agreement in accordance with Section 11.2.3, Licensor shall transfer and assign to Licensee all rights and title in and to the Licensed Technology, to the extent legally permissible, for no consideration.

11.3.4 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. Licensor shall refund all unspent payments in accordance with the respective Development Plan attributable to any payment previously made by Licensee to Licensor. Alternatively, Licensee shall be entitled to credit such refundable amounts against payments due from Licensee to Licensor in connection with this Agreement.

The parties shall work together in good faith to secure an orderly wind-down of termination that will minimize the costs to the Parties of such wind-down.

11.3.5 Survival. The Parties’ respective rights, obligations and duties under Sections 7 through 10 and 11.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

12.	MISCELLANEOUS PROVISIONS

12.1.	Governing Law. It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by the laws of the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for the Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.

12.2.	Assignment.

12.2.1 None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, except by the Licensee in the event of an M&A Transaction, provided, however that the assignee agrees in writing to be bound by the terms hereof.

12.2.2 Notwithstanding the above, Licensor may assign the Initial Option and/or the Additional Option (or any part thereof) to a third party, provided, however, that such third party shall exercise such assigned Initial Option and/or the Additional Option (or any part thereof) in full (the "Assignee" and the "Assigned Option"). In the event that the Assigned Option would not entitle the Assignee, upon exercise, to 25% or more of the voting rights in the Licensee, the assignment shall be subject to the prior written approval of the Licensee's management.

In the event that the Assigned Option would entitle the Assignee, upon exercise, to 25% or more of the voting rights in the Licensee, the assignment shall be subject to the prior written approval of the Licensee's Audit Committee.

For the purpose of calculating the percentage of the voting threshold herein, the voting rights shall be calculated aggregately based on any voting rights in the Licensee held by such Assignee immediately prior to such assignment in addition to any prior Assigned Option(s) granted to any third party under this provision.

Licensor is not entitled to assign any provision or right provided hereunder other than as set above.

12.2.3 Any assignment in accordance with this Section 11 shall be subject to any additional approvals and procedures as prescribed under the applicable law and regulation.

12.3.	Invoices. All payments due according to this Agreement shall be paid against applicable invoice, to be submitted to the Licensee at least fourteen (14) days before such payment is due.

12.4.	Value Added Tax. All amounts to be paid pursuant to this Agreement are exclusive of Value Added Tax; Licensor shall add Value Added Tax, as required by law, to all such amounts. If Licensee is required is required to withhold any amounts payable hereunder to Licensor due to applicable law, such amount will be deducted from the payment to be made by Licensee and remitted to the appropriate taxing authority for the benefit of Licensor. Licensee will cooperate with Licensor to provide information and records as Licensor may require in connection with any application by Licensor to the tax authorities.

12.5.	Expenses. Each Party shall bear its own expenses involved in the making of this Agreement

12.6.	Severability. In the event that any term or provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

12.7.	Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be telecopies or mailed by registered or certified airmail, postage prepaid, or otherwise delivered by hand or by messenger, to both the Licensor and Licensee, according to their registered addresses, or such other address with respect to a Party as such party shall notify the other Party. Any notice sent in accordance with this Section 11.6 shall be effective: (i) if mailed, seven (7) business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via telecopies, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

12.8.	Waiver and Survival. No term or provision hereof shall be deemed waived and no breach hereof shall be deemed consented to or excused, unless such waiver, consent or excuse shall be expressed in writing and signed by the party claimed to have so waived, consented or excused. Should either party consent, waive or excuse a breach by the other party, such consent, waiver or excuse shall not constitute a consent to, waiver of, or excuse of any other or subsequent breach whether or not of the same kind as the original breach.

12.9.	Force Majeure. Neither Party shall be responsible for any delay or failure in performance hereunder caused in whole or in part by fires, strikes, floods, embargoes, acts of sabotage, riots, civil unrest, accidents, delays of carriers or suppliers, voluntary or mandatory compliance with any governmental act, regulation or request, acts of God or by public enemy, or other acts or omissions occurring without the fault or negligence of the Parties.

12.10.	Entire Agreement and Amendment. This Agreement, along with the exhibits annexed hereto, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and contains all of the promises, undertakings and other representations made by the Parties to each other prior to its execution, all of which are merged herein. This Agreement supersedes and shall prevail over all prior oral and written agreements and understandings with respect to the subject matter hereof. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. No subsequent amendment to this Agreement will be of any effect unless executed in writing and signed by both of the Parties.

12.11.	Due Execution. Subject to Section 2.4 above, each Party represents that the execution, delivery and performance by such party of this Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of such Party and that neither this Agreement nor the performance hereunder by either Party is in violation of such Party’s obligations, contractual or otherwise, to any government, agency or any other Party or Parties.

12.12.	Headings. The headings and captions contained in this Agreement shall not be considered to be a part hereof for purposes of interpreting same, but are for convenience only.

12.13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement (which includes the clauses on the attached schedules or exhibits) to be executed by their duly authorized representatives as of the date first above written.

THERAPIX BIOSCIENCES LTD.		DEKEL PHARMACEUTICALS LTD.

/s/ Zohar Heiblum	/s/ Amit Berger	/s/ Ascher Shmulewitz
Signature (By)		Signature (By)

Zohar Heiblum	Amit Berger	Ascher Shmulewitz
Name		Name

Director	Director	Chairman
Title		Title

20 May 2015	20 May 2015	20 May 2015
Date		Date

Exhibit A

Patents and Patent Applications

[THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION]